Exhibit 99.1

Energy Transfer Equity Reports Quarterly Results for the Period Ended March 31st

DALLAS--(BUSINESS WIRE)--May 11, 2009--Energy Transfer Equity, L.P. (NYSE:ETE) today reported net income of $279.8 million and Distributable Cash of $119.1 million for the three months ended March 31, 2009. Distributable Cash is a “non-GAAP measure,” as explained below.

The Partnership’s principal sources of cash flow are distributions it receives from its investments in the limited and general partner interests in Energy Transfer Partners, L.P. (“ETP”). ETE currently has no other operating activities apart from those conducted by the operating subsidiaries within ETP. ETE’s principal uses of cash are for expenses, debt service and distributions to its general and limited partners.

ETE’s net income attributable to its partners increased $24.8 million for the three months ended March 31, 2009 to $151.5 million as compared to $126.7 million for the three months ended March 31, 2008. The increase is due primarily to net unrealized losses on non-hedged interest rate derivatives recorded during the three months ended March 31, 2008.

ETE also announced that it will file its quarterly report on Form 10-Q for the three months ended March 31, 2009 with the Securities and Exchange Commission later today. ETE will post a copy of this Form 10-Q on its website at www.energytransfer.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership’s Distributable Cash should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash. The Partnership defines Distributable Cash as cash distributions expected to be received from ETP in connection with the Partnership’s investments in limited and general partner interests of ETP, net of the Partnership’s expenditures for general and administrative costs and debt service. Distributable Cash is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership’s equity investments in ETP to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable Cash is an important non-GAAP financial measure for our limited partners since it indicates to investors whether or not the Partnership’s investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measures most directly comparable to Distributable Cash are net income and cash flow from operating activities for ETE on a stand-alone basis (“Parent Company”). The accompanying analysis of Distributable Cash is presented for the three-month periods ended March 31, 2009 and 2008 for comparative purposes.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners, L.P. and approximately 62.5 million ETP limited partner units.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP currently has more than 17,500 miles of pipeline in service with another 500 miles under construction. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

The information contained in this press release is available on our website at www.energytransfer.com.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)

	March 31,	December 31
	2009	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$106,438	$92,023
Marketable securities	5,949	5,915
Accounts receivable, net of allowance for doubtful accounts	489,063	591,257
Accounts receivable from related companies	29,089	15,142
Inventories	144,607	272,348
Deposits paid to vendors	38,468	78,237
Exchanges receivable	23,900	45,209
Price risk management assets	3,170	5,423
Prepaid expenses and other	57,304	75,441
Total current assets	897,988	1,180,995

PROPERTY, PLANT AND EQUIPMENT, net	8,836,373	8,702,534
ADVANCES TO AND INVESTMENTS IN AFFILIATES	129,840	10,110
GOODWILL	764,538	773,283
INTANGIBLES AND OTHER LONG-TERM ASSETS, net	408,548	402,980

Total assets	$11,037,287	$11,069,902

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)

	March 31,	December 31,
	2009	2008

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$310,318	$381,933
Accounts payable to related companies	18,224	34,495
Exchanges payable	28,152	54,636
Customer advances and deposits	55,699	106,679
Accrued wages and benefits	59,922	65,754
Accrued capital expenditures	84,908	153,230
Accrued and other current liabilities	113,792	108,454
Price risk management liabilities	100,389	142,432
Interest payable	90,006	115,487
Deferred income taxes	258	589
Current maturities of long-term debt	44,530	45,232

Total current liabilities	906,198	1,208,921

LONG-TERM DEBT, less current maturities	7,159,581	7,190,357
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	117,076	121,710
DEFERRED INCOME TAXES	202,072	194,871
OTHER NON-CURRENT LIABILITIES	14,540	14,727

COMMITMENTS AND CONTINGENCIES
	8,399,467	8,730,586

EQUITY:
Partners' Capital (Deficit):
General Partner	319	155
Limited Partners:
Common Unitholders (222,898,248 and 222,829,956 units authorized, issued
and outstanding at March 31, 2009 and December 31, 2008, respectively)	37,291	(15,762)

Accumulated other comprehensive loss	(72,988)	(67,825)
Total partners’ deficit	(35,378)	(83,432)
Noncontrolling interest	2,673,198	2,422,748
Total equity	2,637,820	2,339,316

Total liabilities and equity	$11,037,287	$11,069,902

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit and unit data)

	Three Months Ended March 31,
	2009	2008
REVENUES:
Natural gas operations	$1,111,955	$2,007,847
Retail propane	487,907	598,138
Other	30,112	33,260
Total revenues	1,629,974	2,639,245

COSTS AND EXPENSES:
Cost of products sold, natural gas operations	732,113	1,577,268
Cost of products sold, retail propane	220,222	392,555
Cost of products sold, other	6,804	9,895
Operating expenses	181,773	178,970
Depreciation and amortization	75,659	61,883
Selling, general and administrative	57,305	50,745
Total costs and expenses	1,273,876	2,271,316

OPERATING INCOME	356,098	367,929

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(101,391)	(80,454)
Equity in earnings of affiliates	497	74
Loss on disposal of assets	(426)	(1,451)
Gains (losses) on non-hedged interest rate derivatives	10,051	(31,636)
Allowance for equity funds used during construction	20,427	9,888
Other, net	701	7,952

INCOME BEFORE INCOME TAX EXPENSE	285,957	272,302
Income tax expense	6,207	5,144

NET INCOME	279,750	267,158

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	128,214	140,453

NET INCOME ATTRIBUTABLE TO PARTNERS	151,536	126,705

GENERAL PARTNER'S INTEREST IN NET INCOME	469	392

LIMITED PARTNERS' INTEREST IN NET INCOME	$151,067	$126,313

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.68	$0.57

BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	222,898,065	222,829,956

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.68	$0.57

DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	222,898,065	222,829,956

	Three Months Ended March 31,
VOLUMES SOLD THROUGH	2009	2008
ENERGY TRANSFER PARTNERS, L.P.:

Intrastate transportation and storage
Natural gas MMBtu/d – transported	13,623,212	9,521,181
Natural gas MMBtu/d – sold	1,351,600	1,696,912
Interstate transportation
Natural gas MMBtu/d – transported	1,747,560	1,619,358
Natural gas MMBtu/d – sold	20,600	11,084
Midstream
Natural gas MMBtu/d – sold	1,091,391	1,236,396
NGLs Bbls/d – sold	40,218	32,124
Retail propane gallons (in thousands)	218,480	234,414

ENERGY TRANSFER EQUITY, L.P. - PARENT COMPANY
DISTRIBUTABLE CASH
(Dollars in thousands, except per unit)
(unaudited)

The following table presents the calculation and reconciliation of Distributable Cash of the Parent Company with respect to the following periods:

	Three Months Ended March 31,
	2009	2008
Distributable Cash:
Cash distributions expected from Energy Transfer Partners, L.P. associated with:
General partner interest (1):
Standard distribution rights	$4,860	$3,979
Incentive distribution rights	84,146	67,797
Less: Expected General Partner contribution to ETP to maintain its 2% interest	(3,354)	-
Limited partner interest (1):
62,500,797 Common units	55,860	54,298
Total cash expected from Energy Transfer Partners, L.P. (1)	141,512	126,074
Deduct expenses of the Parent Company on a stand-alone basis:
General and administrative expenses	(1,902)	(2,849)
Interest expense, net of amortization of financing costs, interest income, and realized
gains and losses on interest rate derivatives	(20,462)	(23,902)
Distributable Cash	$119,148	$99,323

Cash distributions to be paid to the partners of Energy Transfer Equity, L.P. (2):

Distribution per limited partner unit as of the end of the period	$0.5250	$0.4400

Distributions to be paid to public unitholders	49,869	41,765
Distributions to be paid to affiliates	67,152	56,280
Distributions to be paid to general partner	363	305
Total cash distributions to be paid by Energy Transfer Equity, L.P. to its limited
and general partners (2)	$117,384	$98,350

Reconciliation of Non-GAAP “Distributable Cash” to GAAP “Net Income” and GAAP “Net cash provided by operating activities” for the Parent Company on a stand-alone basis:
Net income	$151,536	$126,705
Adjustments to derive Distributable Cash:
Equity in income of unconsolidated affiliates	(176,593)	(185,472)
Quarterly distribution expected to be received from Energy Transfer Partners, L.P.	141,512	126,074
Amortization included in interest expense	2,742	752
Other non-cash	139	13
Unrealized gains and losses on non-hedged interest rate swaps	(188)	31,251
Distributable Cash	119,148	99,323

Adjustments to Distributable Cash to derive Net Cash Provided by Operating Activities:
Quarterly distribution expected from Energy Transfer Partners, L.P.	(141,512)	(126,074)
Cash distribution received from Energy Transfer Partners, L.P. (3)	139,720	150,384
Net changes in operating assets and liabilities	(2,752)	8,768
Net cash provided by operating activities for Parent Company on a stand-alone basis	$114,604	$132,401

(1) For the three months ended March 31, 2009, cash distributions expected to be received from Energy Transfer Partners, L.P. consists of cash distributions in respect of the three months ended March 31, 2009 payable on May 15, 2009 to holders of record on the close of business on May 8, 2009. For the three months ended March 31, 2008, cash distributions received from Energy Transfer Partners, L.P. consists of cash distributions paid on May 15, 2008 for the three months ended March 31, 2008.

(2) For the three months ended March 31, 2009, cash distributions expected to be paid from Energy Transfer Equity, L.P. consists of cash distributions in respect of the three months ended March 31, 2009 payable on May 19, 2009 to holders of record on May 8, 2009. For the three months ended March 31, 2008, cash distributions paid from Energy Transfer Equity, L.P. consists of cash distributions paid on May 19, 2008 for the three months ended March 31, 2008.

(3) Cash distributions received from Energy Transfer Partners, L.P. for the three months ended March 31, 2008 reflect a one-time distribution for the four-month transition period related to Energy Transfer Partners, L.P.’s change of its fiscal year from August 31 to December 31 during 2007.

CONTACT:
Investor Relations:
Energy Transfer
Brent Ratliff, 214-981-0700
or
Media Relations:
Granado Communications Group
Vicki Granado, 214-504-2260
214-498-9272 (cell)